Exhibit 10.14

SUJA EMPLOYMENT OFFER

Date: October 28, 2016

To: Mike Box

Welcome to SUJA, Mike!

This letter will serve as a formal confirmation of a job offer as well as the details of your employment with SUJA. It will be subject to a references review that we would like to pursue when you are ready.

Position Overview: The Chief Operations Officer will be primarily responsible for leading across functional teams, directing and managing all production, maintenance, engineering and supply chain of the company. Actively involved in operational strategic planning with the executive leadership team to ensure meeting and exceeding goals for the growing business. Manage operational P&L, deliver annual budgets and lead numerous capital projects. Execute the Master facility and site plans. This position reports to the Chief Executive Officer, Jeff Church.

Key Responsibilities:

•	Responsible for efficiencies of operation and insuring processes, achieve company goals and objectives as they relate to safety, quality, delivery, and cost targets. Ensure all metrics for quality; recordable downtime and capacity utilization are met.

•	Drive continuous improvement activities to achieve manufacturing excellence by leading and reinforcing a Lean culture.

•	Ensure that processes and procedures are being followed at all times as it relates to food safety and quality assurance programs.

•	Responsible for developing an annual budget and establishing clear performance metrics. Track and report progress to plan and budget status on a monthly basis. Identify cost saving opportunities in production processes.

•	Ensure all areas are operating at a World Class level for plant operations, personal safety, process and food safety, as well as develop bench strength that will allow for expansion.

•	Work closely with Safety Team to guide efforts to protect all employees and ensure facilities are safe and secure. Develop long term plans in alignment with company strategic goals for facilities, to include machinery and equipment.

•	Develop a high performing team, driven by solid talent identification, development and succession planning which will support expansion.

•	Build and maintain collaborative, team oriented relationships with other functional leaders while fostering an environment of continuous improvement to drive efficiencie.

Work Week: Full-time exempt status (hours are subject to change due to business necessities).

Salary: $10,576.92 ($275,000 annually) paid bi-weekly. The proposed start date for this position is two (2) week following notice given to current employer or sooner if the opportunity presents itself (ideally as soon as possible!).

Benefits:

•	Suja will provide a family PPO Medical and Dental Insurance following the completion of the 60-day introductory period. During the 60 day window please make sure that you have COBRA.

•	You will receive a $500 a month stipend toward their automobile expense, plus monthly mileage reimbursement for non-commute Suja related travel. The Company will pay for your travel back and forth to Bakersfield until you move your family to the San Diego area.

•	The Company will pay the entire costs of your move from Bakersfield to the San Diego area. We would appreciate you moving no later than late summer, 2017. We will also pay you for house hunting trips, if applicable.

•	The Company will pay you a $15k bonus to help defray moving costs and help you get settled in during your transition.

•	We recognize and understand that you have prior commitments to watching your son wrestle in college. We will be flexible with you as you need to take time off to attend matches. This times does not need to apply to vacation time and does not need to be made up.

•	For the first twelve months of employment, you will receive a $5,000 monthly stipend toward housing. What ever amount is unused for housing will be incremental income for you to help defray the cost of transition.

•	Reimbursement of Approved Business Expenses (receipts required).

•	Suja will provide employee with a company laptop for business use.

•	Accrual of up to 20 vacation days (4 weeks) for first year of service.

Incentive Units and Other Equity and Bonus Guarantee:

•	Suja will issue employee 24.0 Non-Voting Profit Incentive units that will vest over a period of three years, in accordance to the terms of the Non-Voting Profit Interest Grant Agreement. These units will vest in three annual installments with the first commencing 12 months after your start date. If the Company has a change of control event prior to the full vesting of the units then they shall be considered fully vested for your benefit. The units shall have a threshold value of the recent transaction with KO and Goldman Sachs of $300m. Based on our enterprise value at the time that KO exercise its option the following enterprise values would have the following values for the 24 units (subject of course to a reduction for dilution if needed):

•	$400m = $1.1m

•	$500m = $2.1m

•	$600m = $3.2m

•	$700m = $4.3m

•	$800m = $5.3m

•	The above units are based on: a 50/50 weighting between net revenue and ebitda during the 12-month period ending 6/30/18. The calculation for Net revenue during the 12 months ending 6/30/18 will be multiplied by 3.0 and weighted at 50%. The sum of this will be added to the EBITDA during the same 12-month period, multiplied by 16 and then also weighted at 50%. The sum of these two calculations shall form the basis of the enterprise value. Further adjustments up or down for the net cash after debt shall also be applied to reach a “valuation” amount that KO can acquire the % of equity that it current doesn’t own which is roughly 71%.

•	The treatment for the incentive units shall be LT capital gains if issued for more than 12 months.

•	In addition to the above terms, Suja will pay you a $300k incremental bonus upon a change of control. This assumes that you are still employed at Suja.

•	I will assign over to you 1 unit of my common equity with a $.01 penny value. In other word’s, it will not be subject to a threshold level and at $300k will be worth $133k.

•	Based on the $300k guarantee and the individual unit your base guarantee at a $300m valuation, before the incentive units are in the money is $433k.

Confidentiality: I know that you share this same philosophy, its imperative that you not bring any materials that would be misconstrued as trade secrets by Bolthouse. We need you for your talents, your leadership, your technical knowledge, your management and your work ethic. We do not desire any proprietary information from Bolthouse.

At Will Employment: You have entered into my employment relationship with SUJA voluntarily and acknowledge that there is no specified length of employment. Accordingly, either you or SUJA can terminate the relationship at will, with or without cause, at any time, so long as there is no violation of applicable federal or state law.

Acknowledgement:

I acknowledge receipt of the Offer of Employment information.

/s/ Jeff Church	10/28/16	/s/ Mike Box	10/31/16
Employer Signature	Date	Employee Signature	Date

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